Exhibit 99.1
ASGN Incorporated Reports Fourth Quarter and Full Year 2024 Results
Gross margin, Adjusted EBITDA and Adjusted EBITDA margin exceeded expectations

February 5, 2025

RICHMOND, VA.— (BUSINESS WIRE) -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT services and solutions to the commercial and government sectors, reported financial results for the quarter and year ended December 31, 2024.

Highlights

Fourth Quarter 2024
•Revenues were $1.0 billion
•Net income was $42.4 million
•Adjusted EBITDA (a non-GAAP measure) was $109.7 million (11.1 percent of revenues)
•Operating cash flows were $100.2 million and Free Cash Flow (a non-GAAP measure) was $88.9 million
•Repurchased 0.5 million shares of the Company's common stock for $43.9 million
•IT Consulting revenues were 59 percent of total revenues

Full Year 2024
•Revenues were $4.1 billion
•Net income was $175.2 million
•Adjusted EBITDA (a non-GAAP measure) was $452.0 million (11.0 percent of revenues)
•Operating cash flows were $400.0 million and Free Cash Flow (a non-GAAP measure) was $364.7 million
•Repurchased 3.5 million shares of the Company's common stock for $327.2 million
•IT Consulting revenues were 58 percent of total revenues
•Commercial Segment - New bookings were $1.3 billion; book-to-bill ratio was 1.1 to 1
•Federal Government Segment - New contract awards were $1.3 billion; book-to-bill ratio was 1.1 to 1

Subsequent Company Developments
•On January 30, 2025, the Company announced President Rand Blazer will transition to the role of Executive Vice Chairman effective March 1. As part of a planned succession, Shiv Iyer, former Americas Consulting and Industry X Lead Executive for Accenture, will become President and join the executive team.
•On February 4, 2025, the Company announced a definitive agreement to acquire TopBloc, LLC, a leading, high-growth, tech-enabled Workday consultancy, for $340 million in cash and equity.

Management Commentary

“Throughout 2024, we remained focused on advancing ASGN's business towards higher-end, high-value IT consulting solutions,” said ASGN Chief Executive Officer, Ted Hanson. “In the fourth quarter, commercial consulting revenues grew by 6 percent year-over-year, complemented by a double-digit increase in bookings. Similarly, in our federal government business, solid bookings led to a book to bill of 1.1 times on a trailing twelve-month basis. Growth in IT consulting revenues contributed to an expansion in our margins, with gross and Adjusted EBITDA margins exceeding our expectations for the quarter.”

Mr. Hanson continued, “ASGN is poised for a dynamic start to 2025. We are enhancing our strong leadership team with the addition of a new President. We are expanding our ERP capabilities with the signing of a definitive agreement to acquire TopBloc, and we are positioning our solutions capabilities in key areas like AI, cybersecurity, and data in high demand across our client base. While IT spending has yet to fully rebound, these strategic actions position us well for anticipated demand.”

Fourth Quarter 2024 Financial Results - Summary

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2024	2023	2024	2023
Revenues
Commercial Segment	$692.7	$748.6	$2,868.7	$3,174.4
Federal Government Segment	292.3	325.5	1,231.0	1,276.2
	985.0	1,074.1	4,099.7	4,450.6

Gross Margin
Commercial Segment	32.6%	32.1%	32.5%	32.1%
Federal Government Segment	20.5%	19.9%	20.4%	20.6%
Consolidated	29.0%	28.4%	28.9%	28.8%

Net income	$42.4	$50.3	$175.2	$219.3
Earnings per diluted share	$0.95	$1.06	$3.83	$4.50

Non-GAAP Financial Measures
Adjusted Net Income	$57.1	$68.8	$238.6	$296.8
Adjusted Net Income per diluted share	$1.28	$1.45	$5.22	$6.09
Adjusted EBITDA	$109.7	$121.0	$452.0	$517.2
Adjusted EBITDA margin	11.1%	11.3%	11.0%	11.6%

__________
Definitions of non-GAAP measures and reconciliation to GAAP measurements are included in the tables that accompany this release.

Consolidated revenues for the quarter were $985.0 million, compared with $1.07 billion in the fourth quarter of 2023. From an industry perspective, the Company operates in six broad industry verticals. Commercial Segment revenues (70.3 percent of total revenues) totaled $692.7 million, compared with $748.6 million in the fourth quarter of 2023. Commercial Segment revenues are categorized into five verticals: (i) Consumer and Industrial, (ii) Financial Services, (iii) Technology, Media and Telecom ("TMT"), (iv) Healthcare, and (v) Business Services. Two of these five industry verticals saw year-over-year growth in the fourth quarter: TMT increased mid-single digits and Consumer and Industrial was up low single digits. The remaining three verticals declined. Federal Government Segment revenues (29.7 percent of total revenues), the sixth industry vertical, were $292.3 million, compared with $325.5 million in the prior-year period.

Total IT consulting revenues were $577.0 million (58.6 percent of total revenues), compared with $594.0 million (55.3 percent of total revenues) in the fourth quarter of 2023. Commercial Segment consulting revenues were $284.7 million, up 6.0 percent year-over-year. Federal Government Segment revenues, which are all IT consulting revenues, were $292.3 million, as stated above. Assignment revenues totaled $408.0 million (41.4 percent of total revenues), compared with $480.1 million in the prior-year period, and reflect continued softness in the more cyclical portions of the Commercial Segment business.

Gross margin for the fourth quarter of 2024 was 29.0 percent, an expansion of 60 basis points from the fourth quarter of 2023. Gross margin for the Commercial Segment was up 50 basis points, reflecting a higher mix of consulting revenues as well as margin expansion in these revenues. Gross margin for the Federal Government Segment was up 60 basis points.

Selling, general, and administrative (“SG&A”) expenses were $197.9 million, compared with $203.6 million in the fourth quarter of 2023. SG&A expenses included $1.9 million in acquisition, integration, and strategic planning expenses, which were not included in the Company's previously-announced guidance estimates.

Net income was $42.4 million ($0.95 per diluted share), compared with $50.3 million ($1.06 per diluted share) in the fourth quarter of 2023.

Adjusted EBITDA (a non-GAAP measure) was $109.7 million, or 11.1 percent of revenues ("Adjusted EBITDA margin," a non-GAAP measure), compared with $121.0 million or 11.3 percent of revenues in the fourth quarter of 2023.

Capital Resources and Capital Allocation

At December 31, 2024, the Company had:
•Cash and cash equivalents of $205.2 million
•Full availability under its $500.0 million Senior Secured Revolving Credit Facility (due 2028)
•Senior Secured Debt of $493.8 million (term loan B facility due 2030)
•Senior unsecured notes totaling $550.0 million at 4.625 percent (due 2028)

In the fourth quarter of 2024 the Company repurchased 0.5 million shares of its common stock for $43.9 million at an average price of $90.45 per share. Approximately $528.5 million remained available at quarter end for repurchases under the Company's stock repurchase plan.

First Quarter 2025 Financial Estimates

The Company's financial estimates for the first quarter of 2025, which are set forth below, assume no deterioration in the markets ASGN serves. These estimates do not include any acquisition, integration, or strategic planning expenses. Reconciliations of estimated net income to the estimated non-GAAP financial measures are included in the tables that accompany this release.

(In millions, except per share data)	Low	High
Revenues	$950.0	$970.0
SG&A expenses(1)	204.7	208.3
Amortization of intangible assets	12.9	12.9
Net income	27.8	30.7

Earnings per diluted share	$0.63	$0.69
Gross margin	28.5%	28.7%
Effective tax rate(2)	28.0%	28.0%

Non-GAAP Financial Measures:
Adjusted EBITDA	$91.0	$95.0
Adjusted Net Income(3)	$40.2	$43.1
Adjusted Net Income per diluted share(3)	$0.91	$0.97
Adjusted EBITDA margin	9.6%	9.8%
___________
(1) Includes non-cash expenses totaling $24.5 million, comprised of: (i) $14.1 million of stock-based compensation, (ii) $7.9 million of depreciation, and (iii) $2.5 million of amortization related to capitalized cloud-based application implementation costs.
(2) Estimated effective tax rate before any excess tax benefits related to stock-based compensation.
(3) Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $8.5 million each quarter, or $0.19 per diluted share, and represent the benefit of the tax deduction that ASGN receives from the amortization of goodwill and trademarks.

The financial estimates above are based on an estimate of “Billable Days,” which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs, and inclement weather. There are 62 Billable Days in the first quarter of 2025, which is 0.75 days fewer than the year ago period, and 1 more day than the fourth quarter of 2024.

Conference Call

The Company will hold a conference call today at 4:30 p.m. ET to review its financial results for the fourth quarter and full year 2024 and to provide first quarter 2025 estimates. The dial-in number is 877-407-0792 (+1-201-689-8263 outside the United States), and the conference ID number is 13750060. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials and webcast for this call can be accessed at www.asgn.com.

A replay of the conference call will be available beginning today at 7:30 p.m. ET until February 19, 2025. The access number for the replay is 844-512-2921 (+1-412-317-6671 outside the United States for callers outside the United States) and the conference ID number is 13750060.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is a leading provider of IT services and solutions to the commercial and government sectors. ASGN helps corporate enterprises and government organizations develop, implement, and operate critical IT and business solutions through its integrated offerings. For more information, please visit asgn.com.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this news release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results might differ materially. In particular, we make no assurances that the proposed revenue, expense, and profit estimates outlined above will be achieved. Additional examples of forward-looking statements in this press release include, without limitation, statements regarding our ability to attract, train, and retain qualified internal employees, the availability of qualified billable professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to successfully adapt to, integrate, and leverage new and developing technologies, including generative artificial intelligence, our ability to manage our litigation matters, the successful integration of acquisitions, and other risks detailed from time-to-time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on February 23, 2024. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

CONSOLIDATED SELECTED FINANCIAL DATA (Unaudited)
(In millions, except per share data)

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2024	2023	2024	2024	2023
Results of Operations:
Revenues	$985.0	$1,074.1	$1,031.0	$4,099.7	$4,450.6
Costs of services	699.0	769.2	730.6	2,916.0	3,170.6
Gross profit	286.0	304.9	300.4	1,183.7	1,280.0
Selling, general, and administrative expenses	197.9	203.6	207.5	821.2	844.2
Amortization of intangible assets	13.9	17.9	14.0	58.1	71.7
Operating income	74.2	83.4	78.9	304.4	364.1
Interest expense	(14.9)	(16.7)	(16.0)	(64.3)	(66.4)
Income before income taxes	59.3	66.7	62.9	240.1	297.7
Provision for income taxes	16.9	16.4	15.4	64.9	78.4
Net income	$42.4	$50.3	$47.5	$175.2	$219.3

Earnings per share:
Basic	$0.96	$1.07	$1.07	$3.88	$4.54
Diluted	$0.95	$1.06	$1.06	$3.83	$4.50

Number of shares and share equivalents used to calculate earnings per share:
Basic	44.1	47.1	44.5	45.2	48.3
Diluted	44.5	47.5	45.0	45.7	48.7

CONSOLIDATED SELECTED FINANCIAL DATA (Continued) (Unaudited)
(In millions)

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2024	2023	2024	2024	2023
Summary Statements of Cash Flow Data:
Cash provided by operating activities	$100.2	$116.4	$135.8	$400.0	$456.9
Cash used in investing activities	(11.3)	(7.2)	(8.0)	(35.3)	(40.5)
Cash used in financing activities	(49.6)	(79.3)	(92.9)	(333.2)	(310.9)

Reconciliation of GAAP to Non-GAAP Measure:
Cash provided by operating activities	$100.2	$116.4	$135.8	$400.0	$456.9
Capital expenditures	(11.3)	(7.2)	(7.9)	(35.3)	(39.9)
Free Cash Flow (non-GAAP measure)	$88.9	$109.2	$127.9	$364.7	$417.0

	December 31,	December 31,
	2024	2023
Summary Balance Sheet Data:
Cash and cash equivalents	$205.2	$175.9
Working capital	550.6	579.2
Goodwill and intangible assets, net	2,332.9	2,392.0
Total assets	3,429.0	3,544.6
Long-term debt	1,033.5	1,036.6
Total liabilities	1,652.3	1,652.5
Total stockholders’ equity	1,776.7	1,892.1

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In millions, except per share data)

	Three Months Ended			Year Ended December 31,
	December 31,		September 30,
	2024	2023	2024	2024	2023
Net income	$42.4	$50.3	47.5	$175.2	$219.3
Interest expense	14.9	16.7	16.0	64.3	66.4
Provision for income taxes	16.9	16.4	15.4	64.9	78.4
Depreciation and other amortization(1)	10.0	7.8	9.4	38.2	28.6
Amortization of intangible assets	13.9	17.9	14.0	58.1	71.7
EBITDA (non-GAAP measure)	98.1	109.1	102.3	400.7	464.4
Stock-based compensation	9.7	10.3	9.9	42.3	44.0
Legal settlement expense	—	—	3.6	3.6	2.7
Acquisition, integration, and strategic planning expenses	1.9	1.6	1.1	5.4	6.1
Adjusted EBITDA (non-GAAP measure)	$109.7	$121.0	$116.9	$452.0	$517.2

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2024	2023	2024	2024	2023
Net income	$42.4	$50.3	$47.5	$175.2	$219.3
Credit facility amendment expenses	—	—	—	1.5	2.3
Legal settlement expense	—	—	3.6	3.6	2.7
Acquisition, integration, and strategic planning expenses	1.9	1.6	1.1	5.4	6.1
Tax effect on adjustments	(0.5)	(0.4)	(1.3)	(2.8)	(2.9)
Non-GAAP net income	43.8	51.5	50.9	182.9	227.5
Amortization of intangible assets	13.9	17.9	14.0	58.1	71.7
Other	(0.6)	(0.6)	(0.6)	(2.4)	(2.4)
Adjusted Net Income (non-GAAP measure)(2)	$57.1	$68.8	$64.3	$238.6	$296.8

Per diluted share:
Net income	$0.95	$1.06	$1.06	$3.83	$4.50
Adjustments	0.33	0.39	0.37	1.39	1.59
Adjusted Net Income (non-GAAP measure)(2)	$1.28	$1.45	$1.43	$5.22	$6.09

Common shares and share equivalents (diluted)	44.5	47.5	45.0	45.7	48.7
_________
(1) The three months and year ended December 31, 2024, include $1.6 million and $5.7 million, respectively, of amortization related to capitalized cloud-based application implementation costs included in SG&A expenses.
(2)    Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets,” which currently total approximately $8.5 million per quarter (approximately $0.19 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

FINANCIAL ESTIMATES FOR THE FIRST QUARTER OF 2025
RECONCILIATIONS OF ESTIMATED GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)	$27.8	$30.7
Interest expense	14.5	14.5
Provision for income taxes	10.8	11.9
Depreciation and other amortization(2)	10.9	10.9
Amortization of intangible assets	12.9	12.9
EBITDA (non-GAAP measure)	76.9	80.9
Stock-based compensation	14.1	14.1
Adjusted EBITDA (non-GAAP measure)	$91.0	$95.0

	Low	High
Net income(1)	$27.8	$30.7
Amortization of intangible assets	12.9	12.9
Other	(0.5)	(0.5)
Adjusted Net Income (non-GAAP measure)(3)	$40.2	$43.1

Per diluted share:
Net income	$0.63	$0.69
Adjustments	0.28	0.28
Adjusted Net Income (non-GAAP measure)(3)	$0.91	$0.97
_______
(1)Does not include acquisition, integration, and strategic planning expenses, or excess tax benefits related to stock-based compensation.
(2)Comprised of (i) $7.9 million of depreciation included in SG&A expenses, (ii) $2.5 million of amortization related to capitalized cloud-based application implementation costs included in SG&A expenses, and (iii) $0.5 million of depreciation included in costs of services.
(3)Does not include the "Cash Tax Savings on Indefinite-lived Intangible Assets". These savings total $8.5 million per quarter ($0.19 per diluted share) and represent the benefit of the tax deduction for amortization of goodwill and trademarks.

Non-GAAP Financial Measures

Statements in this release include financial information presented in accordance with accounting principles generally accepted in the United States ("GAAP") and also include non-GAAP financial measures that are provided as additional information to enhance the overall understanding of the Company's current financial performance and not as an alternative to the consolidated interim financial statements presented in accordance with GAAP. Management uses these non-GAAP measures (earnings before interest, taxes, depreciation, and amortization ("EBITDA"), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, and Revenues on a same Billable Days basis) to evaluate the Company's financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial information tables that accompany this press release include reconciliations of net income to non-GAAP financial measures.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin provide a measure of the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis, by removing the effects of non-operating and certain non-cash expenses. These non-operating and non-cash items are specifically identified in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Adjusted Net Income provides a method for assessing the Company's operating results in a manner that is focused on the performance of the Company's core business on an ongoing basis by removing the effects of non-operating and certain non-cash expenses, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of the Company's acquisitions. The calculation of Adjusted Net Income is presented in the reconciliations of GAAP measures to Non-GAAP measures that accompany this release.

Free Cash Flow provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities and is computed as presented in the tables that accompany this release.

Commercial consulting bookings are defined as the value of new contracts entered into during a specified period, including adjustments for the effects of changes in contract scope and contract terminations. The book-to-bill ratio for the Commercial consulting business is the ratio of bookings to revenues for a specified period.

Federal Government Segment new contract awards are defined as the estimated amount of future revenues to be recognized under contracts awarded during a specified period, including adjustments to estimates for contracts awarded in previous periods. The book-to-bill ratio for the Federal Government Segment is the ratio of New Contract Awards to revenues for a specified period. There is no assurance our new contract awards will result in future revenues.

Revenues calculated on a Same Billable Days basis provide more comparable information by removing the effect of differences in the number of billable days on a year-over-year basis. Revenues on a Same Billable Days basis are adjusted for the following items: differences in billable days during the period by taking the current-period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year; Billable Days are business days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs, and inclement weather.

Contact:

Kimberly Esterkin
Vice President, Investor Relations
kimberly.esterkin@asgn.com